SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Schedule 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)

                                 TheraSense Inc.
                                (Name of Issuer)

                         Common Stock, $ 0.001 par value
                         (Title of Class of Securities)

                                    883381105
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

CUSIP No. .............................................................883381105

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,329,116

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,329,116

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,329,116

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................3.27%

12)  Type of Reporting Person.................................................HC

CUSIP No. .............................................................653520106

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,329,116

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,329,116

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,329,116

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................3.27%

12)  Type of Reporting Person.................................................BD

CUSIP No. .............................................................653520106

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................555,793

6)   Shared Voting Power.................................................773,323

7)   Sole Dispositive Power..............................................555,793

8)   Shared Dispositive Power............................................773,323

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,329,116

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................3.27%

12)  Type of Reporting Person.................................................CO

CUSIP No. .............................................................883381105

1)  Name of Reporting Person.............................Lehman Brothers Venture
                                                                 Associates Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-4053690

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................481,673

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................481,673

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........481,673

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................1.18%

12)  Type of Reporting Person.................................................CO

CUSIP No. .............................................................883381105

1)  Name of Reporting Person.............................Lehman Brothers Venture
                                                                   Partners L.P.


     S.S. or I.R.S. Identification No. of Above Person................13-4055753

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................481,673

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................481,673

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........481,673

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................1.18%

12)  Type of Reporting Person.................................................CO

CUSIP No. .............................................................883381105

1)  Name of Reporting Person.............................Lehman Brothers Venture
                                                        Capital Partners I, L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4055760

2)   Check the Appropriate Box if a Member of a Group.....................(a)[ ]
                                                                          (b)[ ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................291,650

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................291,650

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........291,650

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[ ]

11)  Percent of Class Represented by Amount in Row 9.......................0.72%

12)  Type of Reporting Person.................................................CO

Item 1(a).    Name of Issuer:

                  Therasense, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                  1360 South Loop Road
                  Alameda, California 94502

Item 2(a).    Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers Venture Associates Inc.
                  Lehman Brothers Venture Partners L.P.
                  Lehman Brothers Venture Capital Partners I, L.P.


Item 2(b).    Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Associates Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Partners L.P.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Capital Partners I, L.P. 745 Seventh Avenue
                  New York, New York 10019



Item 2(c).        Citizenship or Place of Organization:

         Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

         LB I Group Inc., ("LB I Group"), a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Venture Associates Inc., ("Venture Associates"), a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Venture Partners L.P., ("Venture Partners"), a limited partnership organized under the laws of the State of Delaware.

         Lehman Brothers Venture Capital Partners I, L.P.,
         ("Venture Capital Partners I"), a limited partnership organized under the laws of the State of Delaware.



Item 2(d).    Title of Class of Securities:

                  Common Stock, $ 0.001 par value (the "Common Stock")

Item 2(e).    CUSIP Number:

                  883381105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule
                      13d-1(b)(1)(ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

              (a) Amount Beneficially Owned

                  See Item 9 of cover page.

              (b) Percent of Class:

                  See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i)      sole power to vote or to direct the vote
                  (ii)     shared power to vote or to direct the vote
                  (iii)    sole power to dispose or to direct the disposition
                  (iv)     shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBI, a Broker-Dealer registered under Section 15 of the 1934 Act, is a wholly-owned subsidiary of Holdings.

                  LB I Group, a wholly-owned subsidiary of LBI, the 100% parent of Venture Associates and the sole general partner of Venture Capital Partners I, a limited partnership, is the actual owner of 555,793 shares of Common Stock.

                  Venture Partners, a limited partnership of which Venture Associates is the sole general partner is the actual owner of 481,673 shares of Common Stock.

                  Venture Capital Partners I is the actual owner of 291,650 shares of Common Stock.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the shares of Common Stock owned by LB I Group, Venture Partners and Venture Capital Partners I; LBI may be deemed to be the beneficial owner of the shares of Common Stock owned by LB I Group, Venture Partners and Venture Capital Partners I; LB I Group may be deemed to be the beneficial owner of the shares of Common Stock owned by Venture Partners and Venture Capital Partners I; and Venture Associates may be deemed to be the beneficial owner of the shares of Common Stock owned by Venture Partners.

                  Holdings, LBI, LB I Group and Venture Associates disclaim beneficial ownership of the Common Stock owned by Venture Partners and Venture Capital Partners I except to the extent of their respective pecuniary interests therein.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable

Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LEHMAN BROTHERS SPECIAL FINANCING INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS UK HOLDINGS LTD.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2003

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LEHMAN BROTHERS SPECIAL FINANCING INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory